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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13G


                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO. 2)*


                          CHARLOTTE RUSSE HOLDING, INC.
     -----------------------------------------------------------------------
                                (NAME OF ISSUER)


                     COMMON STOCK, $.01 PAR VALUE PER SHARE
    -------------------------------------------------------------------------
                         (TITLE OF CLASS OF SECURITIES)


                                    161048103
   --------------------------------------------------------------------------
                                 (CUSIP NUMBER)


                                December 31, 2002
   ---------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

/ /   Rule 13d-1(b)

/ /   Rule 13d-1(c)

/X/  Rule 13d-1(d)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


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------------------------                                -----------------------
Cusip No.  161048                                         PAGE 2 OF 8 PAGES
------------------------                                -----------------------


-------------------------------------------------------------------------------
(1)    NAME OF REPORTING PERSON.
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY).

       SK Equity Fund, L.P. (IRS ID No. 061312136)

-------------------------------------------------------------------------------
(2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                         (a) [_]
                                         (b) [X]
-------------------------------------------------------------------------------
(3)    SEC USE ONLY

-------------------------------------------------------------------------------
(4)    CITIZENSHIP OR PLACE OF ORGANIZATION

       Delaware
-------------------------------------------------------------------------------

Number of Shares           (5)    Sole Voting Power
Beneficially
Owned by                          10,697,358
Each Reporting             ----------------------------------------------------
Person With:
                           (6)    Shared Voting Power

                                  0
                           ----------------------------------------------------

                           (7)    Sole Dispositive Power

                                  10,697,358
                           ----------------------------------------------------

                           (8)    Shared Dispositive Power

                                  0
-------------------------------------------------------------------------------
(9)    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       10,697,358
-------------------------------------------------------------------------------
(10)   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
                                             [_]
-------------------------------------------------------------------------------
(11)   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

       46.1%
-------------------------------------------------------------------------------
(12)   TYPE OF REPORTING PERSON

       PN
-------------------------------------------------------------------------------


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------------------------                                -----------------------
Cusip No.  161048                  13G                     PAGE 3 OF 8 PAGES
------------------------                                -----------------------


-------------------------------------------------------------------------------
(1)    NAME OF REPORTING PERSON.
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY).

       SK Investment Fund, L.P. (IRS ID No. 061408409)

-------------------------------------------------------------------------------
(2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                         (a) [_]
                                         (b) [X]
-------------------------------------------------------------------------------
(3)    SEC USE ONLY

-------------------------------------------------------------------------------
(4)    CITIZENSHIP OR PLACE OF ORGANIZATION

       Delaware
-------------------------------------------------------------------------------

Number of Shares           (5)    Sole Voting Power
Beneficially
Owned by                          109,990
Each Reporting             ----------------------------------------------------
Person With:
                           (6)    Shared Voting Power

                                  0
                           ----------------------------------------------------

                           (7)    Sole Dispositive Power

                                  109,990
                           ----------------------------------------------------

                           (8)    Shared Dispositive Power

                                  0
-------------------------------------------------------------------------------
(9)    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       109,990
-------------------------------------------------------------------------------
(10)   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
                                             [_]
-------------------------------------------------------------------------------
(11)   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

       0.5%
-------------------------------------------------------------------------------
(12)   TYPE OF REPORTING PERSON

       PN
-------------------------------------------------------------------------------


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------------------------                                -----------------------
Cusip No.  161048                  13G                     PAGE 4 OF 8 PAGES
------------------------                                -----------------------


-------------------------------------------------------------------------------
(1)    NAME OF REPORTING PERSON.
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY).

       SK Partners, L.P. (IRS ID No. 061301330)

-------------------------------------------------------------------------------
(2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                         (a) [_]
                                         (b) [X]
-------------------------------------------------------------------------------
(3)    SEC USE ONLY

-------------------------------------------------------------------------------
(4)    CITIZENSHIP OR PLACE OF ORGANIZATION

       Delaware
-------------------------------------------------------------------------------

Number of Shares           (5)    Sole Voting Power
Beneficially
Owned by                          10,807,348
Each Reporting             ----------------------------------------------------
Person With:
                           (6)    Shared Voting Power

                                  0
                           ----------------------------------------------------

                           (7)    Sole Dispositive Power

                                  10,807,348
                           ----------------------------------------------------

                           (8)    Shared Dispositive Power

                                  0
-------------------------------------------------------------------------------
(9)    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       10,807,348
-------------------------------------------------------------------------------
(10)   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
                                             [_]
-------------------------------------------------------------------------------
(11)   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

       46.6%
-------------------------------------------------------------------------------
(12)   TYPE OF REPORTING PERSON

       PN
-------------------------------------------------------------------------------


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------------------------                                -----------------------
Cusip No.  161048                  13G                     PAGE 5 OF 8 PAGES
------------------------                                -----------------------


-------------------------------------------------------------------------------
(1)    NAME OF REPORTING PERSON.
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY).

       Saunders Karp & Megrue Partners, LLC (IRS ID No. 061535862)

-------------------------------------------------------------------------------
(2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                         (a) [_]
                                         (b) [X]
-------------------------------------------------------------------------------
(3)    SEC USE ONLY

-------------------------------------------------------------------------------
(4)    CITIZENSHIP OR PLACE OF ORGANIZATION

       Delaware
-------------------------------------------------------------------------------

Number of Shares           (5)    Sole Voting Power
Beneficially
Owned by                          10,807,348
Each Reporting             ----------------------------------------------------
Person With:
                           (6)    Shared Voting Power

                                  0
                           ----------------------------------------------------

                           (7)    Sole Dispositive Power

                                  10,807,348
                           ----------------------------------------------------

                           (8)    Shared Dispositive Power

                                  0
-------------------------------------------------------------------------------
(9)    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       10,807,348
-------------------------------------------------------------------------------
(10)   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
                                             [_]
-------------------------------------------------------------------------------
(11)   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

       46.6%
-------------------------------------------------------------------------------
(12)   TYPE OF REPORTING PERSON

       CO
-------------------------------------------------------------------------------


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Item 1(a)         Name Of Issuer: Charlotte Russe Holding, Inc.

Item 1(b)         Address Of Issuer's Principal Executive Offices:
                  4645 Morena Boulevard, San Diego, California  92117

Item 2(a)         Name Of Person Filing:

                  This statement is filed on behalf of the persons identified in
                  Item 4 below. Each person filing this statement acknowledges that he is responsible for the completeness and accuracy of the information contained herein concerning that person, but is not responsible for the completeness or accuracy of the information concerning the other persons making the filing, unless such person knows or has reason to believe that such information is inaccurate.

Item 2(b)         Address Of Principal Business Office Or, If None, Residence:

                  For SK Equity Fund, L.P., SK Investment Fund, L.P., SKM Partners, L.P., Saunders Karp & Megrue Partners, LLC:

                         262 Harbor Drive
                         Stamford, CT 06902

Item 2(c)         Citizenship:

                  Each of the persons filing this statement is an organization created or governed under the laws of the State of Delaware.

Item 2(d)         Title Of Class Of Securities:

                  This statement relates to the Company's common stock, par value $.01 per share (the "Common Stock").

Item 2(e)         CUSIP Number:

                  161048103

Item 3 If this statement is filed pursuant to Sections 240.13d-1(b) or 240.13d-2(b) or (c)

                  Not Applicable.


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Item 4            Ownership:

                  Incorporated by reference to Items (5) - (9) and (11) of the cover page pertaining to each reporting person.


                  Note 1: SKM Partners, L.P. (the "General Partner") is the general partner of each of the SK Equity Fund L.P. and the SK Investment Fund, L.P. (the "Funds"). Saunders Karp & Megrue Partners, LLC (the "LLC"), is the general partner of the General Partner.

Item 5            Ownership Of Five Percent Or Less Of A Class:

                  Not Applicable

Item 6            Ownership Of More Than Five Percent On Behalf Of Another
                  Person:

                  Not Applicable

Item 7 Identification And Classification Of The Subsidiary Which Acquired The Security Being Reported On By The Parent Company:

                  Not Applicable

Item 8            Identification And Classification Of Members Of The Group:

                  See Item 4 above.

Item 9            Notice Of Dissolution Of Group:

                  Not Applicable

Item 10           Certification:

                  Not Applicable


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                                   SIGNATURES

         After reasonable inquiry and to the best knowledge and belief of each of the undersigned, each of the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated:  February 14, 2003


                          SK EQUITY FUND, L.P.

                                By: SKM PARTNERS, L.P., as General Partner

                                By: SAUNDERS KARP & MEGRUE PARTNERS, LLC,
                                        as General Partner

                                By: /s/ David J. Oddi
                                    -----------------------
                                    Authorized Member


                          SK INVESTMENT FUND, L.P.

                                By: SKM PARTNERS, L.P., as General Partner

                                By: SAUNDERS KARP & MEGRUE PARTNERS, LLC,
                                        as General Partner

                                By: /s/ David J. Oddi
                                    -----------------------
                                    Authorized Member


                          SKM PARTNERS, L.P.

                                By: SAUNDERS KARP & MEGRUE PARTNERS, LLC,
                                        as General Partner

                                By: /s/ David J. Oddi
                                    -----------------------
                                    Authorized Member


                          SAUNDERS KARP & MEGRUE PARTNERS, LLC

                                By: /s/ David J. Oddi
                                    -----------------------
                                    Authorized Member